Exhibit 5.1

                              LOWENSTEIN SANDLER PC
                                Attorneys at Law


April 19, 2004

Arotech Corporation
250 West 57th Street, Suite 310
New York, New York 10107

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 (File No. 333-112611) of an aggregate of 19,495,686 shares of common stock (the "Shares"), par value $0.01 per share (the "Common Stock"), of Arotech Corporation, a Delaware corporation, comprised of (i) 508,286 shares of Common Stock that are issued and outstanding (the "Outstanding Shares"), (ii) 4,137,932 shares of Common Stock that are issuable upon the conversion of currently outstanding debentures (the "Debentures"), and (iii) 14,849,468 shares of Common Stock that are issuable upon exercise of currently outstanding warrants (the "Warrants"), we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is our opinion that (i) the Shares have been duly and validly authorized, (ii) the Outstanding Shares have been duly and validly issued and are fully paid and nonassessable and (iii) the Shares issuable upon conversion of the Debentures and exercise of the Warrants will be, when sold, paid for and issued as contemplated by the terms of the Debentures and the Warrants (as the case may be), duly and validly issued and fully paid and nonassessable.

This opinion is limited to the provisions of the Delaware General Corporation
Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC